                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14a INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          The Williams Companies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

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

                                                                 [WILLIAMS LOGO]

KEITH E. BAILEY, CHAIRMAN OF THE BOARD,
PRESIDENT AND CHIEF EXECUTIVE OFFICER

To the Stockholders of The Williams Companies, Inc.:

     You are cordially invited to attend the Annual Meeting of Stockholders of The Williams Companies, Inc. to be held on Thursday, May 20, 1999, in the Williams Resource Center, One Williams Center, Tulsa, Oklahoma, commencing at 11 a.m., local time. We look forward to greeting personally as many of our stockholders as possible at the meeting.

     The Notice of the Annual Meeting and Proxy Statement accompanying this letter provide information concerning matters to be considered and acted upon at the meeting. A report on the operations of Williams will be presented at the meeting, followed by a question-and-answer and discussion period.

     We know that most of our stockholders are unable personally to attend the Annual Meeting. Proxies are solicited so that each stockholder has an opportunity to vote on all matters that are scheduled to come before the meeting. Whether or not you plan to attend, please take a few minutes now to sign, date, and return your proxy in the enclosed postage-paid envelope. Regardless of the number of shares you own, your vote is important.

     Thank you for your continued interest in Williams.

                                            Very truly yours,

                                            [BAILEY SIGNATURE]
                                            Keith E. Bailey

Enclosures
March 29, 1999

                          THE WILLIAMS COMPANIES, INC.
                              ONE WILLIAMS CENTER
                             TULSA, OKLAHOMA 74172

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 20, 1999

To the Stockholders of
The Williams Companies, Inc.

     NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders of The Williams Companies, Inc. will be held in the Williams Resource Center, One Williams Center, Tulsa, Oklahoma, on Thursday, May 20, 1999, at 11 a.m., local time, for the following purposes:

          1. To elect three directors of the Company;

          2. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the independent auditor of the Company for 1999; and

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 26, 1999, as the record date for the meeting, and only holders of Common Stock of record at such time will be entitled to vote at the meeting or any adjournment thereof.

                                             By Order of the Board of Directors

                                                      Shawna L. Gehres
                                                         Secretary

Tulsa, Oklahoma
March 29, 1999

     EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY SO THAT YOUR SHARES OF COMMON STOCK MAY BE REPRESENTED AND VOTED AT THE MEETING. A RETURN ENVELOPE IS ENCLOSED FOR THIS PURPOSE.

                          THE WILLIAMS COMPANIES, INC.
                              ONE WILLIAMS CENTER
                             TULSA, OKLAHOMA 74172

                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 20, 1999

     This Proxy Statement is furnished by The Williams Companies, Inc. (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the 1999 Annual Meeting of Stockholders to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders, and at any and all adjournments of said meeting. The term "Company" also includes subsidiaries where the context requires.

SOLICITATION AND REVOCATION OF PROXIES AND VOTING

     Execution and return of the enclosed proxy will not affect a stockholder's right to attend the Annual Meeting of Stockholders and to vote in person. A stockholder giving a proxy has the power to revoke it at any time before it is exercised. A stockholder may revoke the proxy prior to its exercise by delivering written notice of revocation to the Secretary of the Company, by executing a later dated proxy, or by attending the Annual Meeting and voting in person. Properly executed proxies in the accompanying form, received in due time and not previously revoked, will be voted at the Annual Meeting or any adjournment thereof as specified therein by the person giving the proxy, but, if no specification is made, the shares represented by proxy will be voted as recommended by the Board of Directors.

     Williams will pay the expenses of this proxy solicitation, including the cost of preparing and mailing the Proxy Statement and proxy. Such expenses may also include the charges and expenses of banks, brokerage firms, and other custodians, nominees, or fiduciaries for forwarding proxies and proxy material to beneficial owners of the Company's Common Stock. The Company expects to solicit proxies primarily by mail, but directors, officers, employees, and agents of the Company may also solicit proxies in person or by telephone or by other electronic means. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies for which the Company will pay an estimated $9,500 in fees, plus expenses and disbursements. This Proxy Statement and accompanying proxy were first mailed to stockholders on or about March 31, 1999.

     The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business. If a quorum is present, proposals to be voted on at the Annual Meeting, other than the election of directors which requires a plurality of the votes cast, will be decided by a majority of the votes cast by the stockholders entitled to vote thereon, present in person or represented by proxy, unless the proposal relates to matters on which more than a majority vote is required under the Company's Restated Certificate of Incorporation, as amended, its By-laws, the laws of the State of Delaware under whose laws the Company is incorporated, or other applicable law.

     A stockholder may, with respect to the election of directors: (i) vote for the election of all nominees named herein; (ii) withhold authority to vote for all such nominees; or (iii) vote for the election of all such nominees other than any nominees with respect to whom the vote is specifically withheld by indicating in the space provided on the proxy. A stockholder may, with respect to each other matter to be voted upon: (i) vote for the matter; (ii) vote against the matter; or (iii) abstain from voting on the matter.

     Votes withheld from a nominee for election as a director or votes on other matters that reflect abstentions or broker non-votes (i.e., shares as to which the record owner has not received instructions from the beneficial owner of the shares on a matter as to which, under the applicable rules of the New York Stock Exchange, the record owner does not have authority to vote without such instruction), will be treated as present at the

Annual Meeting for the purpose of determining a quorum but will not be counted as votes cast. A majority of the votes properly cast is required to ratify the appointment of the auditor. Accordingly, abstentions will be counted in tabulating the votes cast and, therefore, will have the same effect as a vote against the appointment of the auditor. Broker non-votes will not be counted in tabulating the votes cast.

     As a matter of policy, proxies and voting tabulations that identify individual stockholders are kept confidential. Such documents are made available only to those who process the proxy cards, tabulate the vote, and serve as inspectors of election, none of whom are Company employees, and certain employees of the Company responsible for the Annual Meeting. The vote of any stockholder is not disclosed except as may be necessary to meet legal requirements.

     Only holders of the Company's Common Stock of record at the close of business on March 26, 1999, will be entitled to receive notice of and to vote at the Annual Meeting. The Company had 438,011,398 shares of Common Stock outstanding on the record date, and each share is entitled to one vote.

                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation, as amended, provides for three classes of directors of as nearly equal size as possible and further provides that the total number of directors shall be determined by resolution adopted by the affirmative vote of a majority of the Board of Directors, except that the total number of directors may not be less than five nor more than 17. The term of each class of directors is normally three years, and the term of one class expires each year in rotation.

     Three individuals, all of whom are currently directors of the Company, have been nominated for election as directors at the Annual Meeting. Two have been nominated for a three-year term, and one has been nominated for a one-year term. Nine directors will continue in office to serve pursuant to their prior elections. Pursuant to the Company's retirement policy for Directors, Mr. Robert
J. LaFortune will retire in conjunction with the 1999 Annual Meeting of Stockholders. Mrs. Kay A. Orr, whose term expires in May 1999, has decided not to stand for reelection. In accordance with the recommendation of the Nominating Committee, the Board of Directors proposes that the following nominees be elected: Messrs. Jack A. MacAllister, Frank T. MacInnis, and Peter C. Meinig.

     The Company's Bylaws provide that the normal retirement date for Directors is the first Annual Meeting of Stockholders following a Director's 72nd birthday. Under this policy, Mr. Jack A. MacAllister has been nominated for a one-year term expiring in May 2000. Messrs. Frank T. MacInnis and Peter C. Meinig have been nominated for three-year terms expiring in May 2002.

     The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. Jack A. MacAllister, Frank
T. MacInnis, and Peter C. Meinig. Should any nominee named herein become unable for any reason to stand for election as a director of the Company, the persons named in the proxy will vote for the election of such other person or persons as the Nominating Committee may recommend and the Board of Directors may propose to replace such nominee or, if none, the Nominating Committee will recommend that the size of the Board be reduced. The Company knows of no reason why any of the nominees will be unavailable or unable to serve.

     The names of the nominees and the directors whose terms of office will continue after the 1999 Annual Meeting, their principal occupations during the past five years, other directorships held, and certain other information are set forth below.

STANDING FOR ELECTION

                                    CLASS I

                            (TERM EXPIRES MAY 2000)

JACK A. MACALLISTER, AGE 71

     Director since 1994. Mr. MacAllister is Chairman Emeritus of U S WEST, Inc., a telecommunications company. Mr. MacAllister retired as Chairman of the Board of U S WEST in 1992. He served as the Chief Executive Officer of U S WEST from 1982 to 1990.

                            (TERM EXPIRES MAY 2002)

FRANK T. MACINNIS, AGE 52

     Mr. MacInnis is Chairman of the Board and Chief Executive Officer of EMCOR Group, Inc., one of the world's largest electrical and mechanical construction groups, and has been since 1994. Mr. MacInnis is also Chairman of the Board of ComNet Communications, Inc.

PETER C. MEINIG, AGE 59

     Director since 1993. Mr. Meinig is President and Chief Executive Officer of HM International, Inc., a privately owned diversified manufacturing and management company, and has been for more than five years.

DIRECTORS CONTINUING IN OFFICE

                                    CLASS II

                            (TERM EXPIRES MAY 2000)

KEITH E. BAILEY, AGE 56

     Director since 1988. Mr. Bailey was elected Chairman of the Board of the Company in 1994. He was elected President of the Company in 1992 and Chief Executive Officer in 1994. He served as Executive Vice President of the Company from 1986 to 1992. Mr. Bailey is also a director of Northwest Pipeline Corporation, Transcontinental Gas Pipe Line Corporation, Texas Gas Transmission Corporation, and Williams Holdings of Delaware, Inc.

WILLIAM E. GREEN, AGE 62

     Director since January 1998. Mr. Green is founder of William Green & Associates, a Palo Alto, California, law firm and has been with the firm since 1974.

W. R. HOWELL, AGE 63

     Director since 1997. Mr. Howell is Chairman Emeritus of J. C. Penney Company, Inc., a major retailer. He was Chairman of the Board and Chief Executive Officer of J. C. Penney from 1983 to 1996. He is also a director of Exxon Corporation, Warner-Lambert Company, Bankers Trust, Halliburton Company, and Central Southwest and Chairman of the Board of Trustees of Southern Methodist University, Dallas, Texas.

JAMES C. LEWIS, AGE 66

     Director since 1978. Mr. Lewis is Chairman of the Board of Optimus Corporation, an investment company, and has been for more than five years. Mr. Lewis is also a director of CFT, Inc.

                                   CLASS III

                            (TERM EXPIRES MAY 2001)

GLENN A. COX, AGE 69

     Director since 1992. Mr. Cox was President and Chief Operating Officer of Phillips Petroleum Company, a company engaged in the exploration, production, refining, and marketing of petroleum and in the manufacture and distribution of a wide variety of chemicals, until his retirement in 1991. Mr. Cox is also a director of BOK Financial Corporation, and Helmerich & Payne, Inc.

THOMAS H. CRUIKSHANK, AGE 67

     Director since 1990. Mr. Cruikshank was Chairman of the Board and Chief Executive Officer of Halliburton Company, a diversified oil field services, engineering, and construction company, until his retirement in 1995. He was an executive of Halliburton for more than five years. Mr. Cruikshank is also a director of The Goodyear Tire & Rubber Company, Seagull Energy Corporation, and Lehman Bros. Holdings, Inc.

PATRICIA L. HIGGINS, AGE 49

     Director since 1995. Ms. Higgins is Vice President and Chief Information Officer of the Aluminum Company of America, an integrated aluminum company, and has been since 1997. She was President of Worldwide Communications Market Sector Group of Unisys Corporation from 1995 to 1997 and a Group Vice President of NYNEX from 1991 to 1995. Ms. Higgins is also a director of Fleet Bank N.A.

GORDON R. PARKER, AGE 63

     Director since 1987. Mr. Parker was Chairman of the Board of Newmont Mining Corporation, a company engaged in the exploration for, and the operation and management of, precious metal properties, until his retirement in 1994. He was an executive of Newmont for more than five years. Mr. Parker is also a director of Caterpillar, Inc. and Phelps Dodge Corporation.

JOSEPH H. WILLIAMS, AGE 65

     Director since 1969. He was Chairman of the Board of the Company prior to his retirement in 1994. He was an executive of the Company for more than five years. Mr. Williams is also a director of The Prudential Insurance Co. of America.
                             ---------------------

COMMITTEES, MEETINGS, AND DIRECTOR COMPENSATION

     The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company. However, the Board is not involved in the day-to-day operations of the Company. The Board is kept informed of the Company's business through discussions with the Chief Executive Officer and other officers, by reviewing analyses and reports provided to it on a regular basis and by participating in Board and Committee meetings.

     The Board of Directors held 15 meetings during 1998. No director attended less than 75 percent of the Board and Committee meetings. The Board has established standing committees to consider designated matters. The Committees of the Board are Executive, Audit, Nominating, and Compensation. In accordance with the By-laws of the Company, the Board of Directors annually elects from its members the members and chairman of each Committee.

     Executive Committee. Members: Keith E. Bailey, Chairman, Thomas H. Cruikshank, Robert J. LaFortune, James C. Lewis, Peter C. Meinig, Kay A. Orr, and Joseph H. Williams.

     The Executive Committee is authorized to act for the Board of Directors in the management of the business and affairs of the Company, except as such authority may be limited from time to time by the laws of the State of Delaware. The Executive Committee met once in 1998.

     Audit Committee. Members: Robert J. LaFortune, Chairman, Glenn A. Cox, William E. Green, Patricia L. Higgins, Frank T. MacInnis, and Peter C. Meinig.

     The Audit Committee is composed of nonemployee directors. The Audit Committee annually considers the qualifications of the independent auditor of the Company and makes recommendations to the Board on the engagement of the independent auditor. The Audit Committee meets on a scheduled basis with representatives of the independent auditor and is available to meet at the request of the independent auditor. During meetings, the Audit Committee receives reports regarding the Company's books of accounts, accounting procedures, financial statements, audit policies, and procedures and other matters within the scope of the Committee's duties. It reviews the plans for and results of audits of the Company and its subsidiaries. It reviews and approves the independence of the independent auditor. It considers and authorizes the fees for both audit and nonaudit services of the independent auditor, and the Committee or its Chairman must authorize in advance any nonaudit services in excess of $50,000.

     The Audit Committee also meets with representatives of the Company's Audit Services Department. It reviews the results of the internal audits, compliance with the Company's written policies and procedures, and the adequacy of the Company's system of internal accounting and management controls. It meets with the financial and accounting officers of the accounting and management controls. It meets with the financial and accounting officers of the Company and the executive officers of subsidiary companies to review various aspects of their operations. During 1998, the Audit Committee met five times.

     Nominating Committee. Members: Kay A. Orr, Chairman, W.R. Howell, Jack A. MacAllister, Frank T. MacInnis, Gordon R. Parker, and Joseph H. Williams.

     The Nominating Committee is composed of nonemployee directors. The Nominating Committee is responsible for recommending candidates to fill vacancies on the Board as such vacancies occur, as well as the slate of nominees for election as directors by the stockholders at each Annual Meeting of Stockholders. Additionally, the Committee recommends to the Board the individual to be the Chairman of the Board and Chief Executive Officer. During 1998, the Nominating Committee met three times.

     Qualifications considered by the Nominating Committee for director candidates include an attained position of leadership in the candidate's field of endeavor, business, and financial experience, demonstrated exercise of sound business judgment, expertise relevant to the Company's lines of business and the ability to serve the interests of all stockholders. The Committee will consider director candidates submitted to it by other directors, employees, and stockholders. As a requisite to consideration, each recommendation must be accompanied by biographical material on the proposed candidate, as well as an indication that the proposed candidate would be willing to serve as a director if elected. Recommendations with supporting material may be sent to the attention of the Corporate Secretary.

     Compensation Committee. Members: Thomas H. Cruikshank, Chairman, Glenn A. Cox, William E. Green, Patricia L. Higgins, W.R. Howell, James C. Lewis, Jack A. MacAllister, and Gordon R. Parker.

     The members of the Compensation Committee are nonemployee directors and are not eligible to participate in any of the plans or programs that the Committee administers. The Compensation Committee approves the standard for setting salary ranges for executive officers of the Company, reviews and approves the salary budgets for all other officers of the Company and of each subsidiary, and specifically reviews and approves the compensation of the senior executives of the Company. It reviews action taken by management in accordance with the salary guidelines for executives and establishes the performance objectives for variable compensation for executives. It also approves stock option grants for the executive officers named herein. See the "Compensation Committee Report on Executive Compensation" elsewhere herein. During 1998, the Compensation Committee met three times.

     Compensation of Directors. Employee directors receive no additional compensation for service on the Board of Directors or Committees of the Board. Directors who are not employees receive an annual retainer of $12,000 in cash and 750 shares of Common Stock and a Committee retainer (with the exception of the Executive Committee) of $4,000 for each Committee assignment held, and an additional fee for attending Board and Committee meetings (with the exception of Executive Committee meetings) of $1,000 and $500, respectively. Members of the Executive Committee do not receive an annual retainer for Executive Committee membership but do receive a $750 meeting fee. Chairmen of the Audit, Nominating, and Compensation Committees are paid an additional annual fee of $2,500.

     Under the Company's 1996 Stock Plan for Non-Employee Directors, a director may elect to receive all or any part of cash fees in the form of Common Stock or deferred stock. Deferred stock may be deferred to any subsequent year or until such individual ceases to be a director. Dividend equivalents are paid on deferred shares and may be received in cash or reinvested in additional deferred shares. Seven directors elected to defer fees under this plan in 1998.

     Under the 1996 Stock Plan for Non-Employee Directors, all nonemployee directors receive an annual stock option grant of 4,000 shares of the Company's Common Stock. The options are exercisable on the date of grant and remain exercisable for ten years so long as the director remains a director of the Company. The exercise price is equal to the fair market value of the stock on the date of grant as defined by the Plan.

     All directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board or any Committee or otherwise by reason of their being a director.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table provides certain summary information concerning compensation of the Company's Chief Executive Officer and each of the five other most highly-compensated executive officers of the Company for the three fiscal years ended December 31, 1998. This table also includes information for a former executive officer who separated from the Company as of December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                               LONG-TERM COMPENSATION
                                  ANNUAL COMPENSATION         -------------------------
                             ------------------------------    RESTRICTED
                                                 BONUS(2)        STOCK
NAME AND                                           (YR.       AWARDS(3)(4)       STOCK       ALL OTHER
PRINCIPAL POSITION           YEAR   SALARY(1)     EARNED)     (YR EARNED)       OPTIONS   COMPENSATION(5)
------------------           ----   ---------   -----------   ------------      -------   ---------------
Keith E. Bailey............  1998   $675,000     $300,000      $  450,000(6)     50,000      $ 12,800
  Chairman, President and    1997    675,000      325,000         337,509(6)    100,000        10,131
  Chief Executive Officer    1996    675,000      275,000         675,356(6)    150,002         9,914
John C. Bumgarner, Jr......  1998    375,000      131,250       1,707,375(7)     20,000        12,800
  Senior Vice President      1997    325,000      113,750          48,750        40,000        10,131
  Corporate Development &    1996    307,450      161,412          69,176        60,002         9,914
  Planning
Stephen L. Cropper.........  1998    425,000      159,376       2,963,275(7)(8)  23,333       676,800(9)
  Former President & CEO     1997    350,000      122,500          52,500        60,000        10,087
  Williams Energy Services   1996    310,250      136,006          58,288        60,002         9,914
Howard E. Janzen...........  1998    400,000      126,000       2,574,000(7)     30,000        12,800
  President & CEO Williams   1997    300,000      105,000          45,000        60,000        10,131
  Communications Group       1996    250,000      108,282          46,406        60,002         9,914
Jack D. McCarthy...........  1998    375,000      131,250       1,707,375(7)     20,000        12,800
  Senior Vice President,     1997    320,000      112,000          48,000        40,000        10,131
  Finance & Corporate        1996    269,950      141,724          60,739        60,002         9,914
  Chief Financial Officer
Brian E. O'Neill...........  1998    340,000      119,000          51,000        20,000        57,543(10)
  President                  1997    340,000      119,000          51,000        40,000        54,874(10)
  Williams Gas Pipelines     1996    326,000      163,876          70,233        60,002        53,743(10)

---------------

 (1) Mr. Bumgarner elected to defer a portion of his salary in the form of deferred stock. Under this elective deferral, Mr. Bumgarner has been credited with 7,121 deferred shares. Such deferred shares are also reflected in the amounts shown in footnote 4. Such amounts credited include deferred shares representing the value of both deferred salary and reinvested dividends on such shares.

 (2) Excludes executive incentive compensation program awards converted to deferred stock amounts that are included in the Restricted Stock Awards column.

 (3) Amounts reported in this column include the dollar value of deferred and restricted stock awards under the terms of the Company's 1996 Stock Plan as of the date such awards were granted. Executive incentive compensation program awards converted to deferred stock are based on the 52-week average stock price for the award year. Receipt of deferred stock is deferred for approximately three years.

 (4) The total number of restricted shares held and the aggregate market value at December 31, 1998, were as follows: Mr. Bailey, 351,222 shares valued at $10,953,736. The total number of deferred shares held and the aggregate market value at December 31, 1998, were as follows: Mr. Bailey, 71,328 shares valued at $2,224,542; Mr. Bumgarner, 170,096 shares valued at $5,304,869; Mr. Cropper, 118,579 shares valued at $3,698,183; Mr. Janzen,
     84,739 shares valued at $2,642,798; Mr. McCarthy, 52,000 shares valued at $1,621,750; and Mr. O'Neill, 56,624 shares valued at $1,765,961 Aggregate market value was calculated using $31.1875 per share, the closing price of the Company's Common Stock reported in the table entitled "New York Stock Exchange Composite Transactions" contained in The Wall Street Journal for December 31, 1998. Dividends are paid on the restricted shares, and dividend equivalents are paid on deferred stock at the same time and at the same rate as dividends paid to stockholders generally.

 (5) Consists of contributions made by the Company to the Investment Plus Plan, a defined contribution plan, on behalf of each of the named executive officers, except as noted in footnotes 9 and 10.

 (6) Represents 36,200 shares of restricted stock valued at December 31, 1996 ($18.6563) awarded in 1997 as 1996 incentive compensation, 14,722 shares of restricted stock valued at December 31, 1997 ($22.9255) awarded in 1998 as 1997 incentive compensation and 14,742 shares of restricted stock valued at December 31, 1998 ($30.5260) awarded in 1999 as 1998 incentive compensation instead of awards of cash and deferred stock provided under the executive incentive compensation program applicable to other executive officers. The restrictions on Mr. Bailey's restricted stock awards lapse in April 2002.

 (7) Includes deferred stock awarded on May 21, 1998 for retention purposes and deferred stock awarded on July 31, 1998 for termination of employment agreement, respectively to the following individuals (Market values at May 21, 1998 and July 31, 1998, are noted as follows:) Mr. Bumgarner, 40,000 shares valued at $1,260,000 and will vest in January 2000; 12,000 shares valued at $391,125; Mr. Cropper, 80,000 shares valued at $2,520,000; 13,600 shares valued at $443,275; Mr. Janzen, 80,000 shares valued at $2,520,000, and Mr. McCarthy, 40,000 shares valued at $1,250,000; 12,000 shares valued at $391.125. Dividend equivalents are paid on deferred stock at the same time and at the same rate as dividends paid to stockholders.

 (8) Under the terms of the 1998 deferred stock award described in footnote (7), Mr. Cropper forfeited 112,800 shares of deferred stock valued at $3,517,950 at December 31, 1998 ($31.1875) at the time of his separation from the Company.

 (9) As part of a separation agreement with the Company, Mr. Cropper received a cash payment of $664,000.

(10) Includes an annual payment of $44,743 from Transcontinental Gas Pipe Line Corporation, a subsidiary of the Company, under the terms of a separation of employment agreement between Mr. O'Neill and Transco Energy Company, dated November 24, 1987.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides certain information concerning the grant of stock options during the last fiscal year to the named executive officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                            INDIVIDUAL GRANTS(1)
                            ------------------------------------------------------------------------------------
                                       NUMBER    PERCENT OF TOTAL
                                         OF      OPTIONS GRANTED     EXERCISE                      GRANT DATE
                              DATE     OPTIONS   TO EMPLOYEES IN       PRICE      EXPIRATION        PRESENT
           NAME             GRANTED    GRANTED     FISCAL YEAR      (PER SHARE)      DATE           VALUE(2)
           ----             --------   -------   ----------------   -----------   ----------    ----------------
Keith E. Bailey...........   3/30/98   16,666         0.33%          $31.5625      03/30/08         $179,326
                             7/25/98   16,667         0.33%           34.3750      07/25/08          195,504
                            11/19/98   16,667         0.33%           30.0000      11/19/08          173,170
                                       ------         -----                                         --------
                                       50,000         0.99%                                          548,000
John C. Bumgarner, Jr.....   3/30/98    6,666         0.13%           31.5625      03/30/08           71,726
                             7/25/98    6,667         0.13%           34.3750      07/25/08           78,204
                            11/19/98    6,667         0.13%           30.0000      11/19/08           69,270
                                       ------         -----                                         --------
                                       20,000         0.39%                                          219,200
Stephen L. Cropper........   3/30/98   10,000         0.20%           31.5625      12/31/03(3)        79,400
                             7/25/98   10,000         0.20%           34.3750      12/31/03(3)        87,200
                            11/19/98    3,333         0.07%           30.0000      12/31/03(3)        26,297
                                       ------         -----                                         --------
                                       23,333         0.47%                                          192,897
Howard E. Janzen..........   3/30/98   10,000         0.20%           31.5625      03/30/08          107,600
                             7/25/98   10,000         0.20%           34.3750      07/25/08          117,300
                            11/19/98   10,000         0.20%           30.0000      11/19/08          103,900
                                       ------         -----                                         --------
                                       30,000         0.60%                                          328,800
Jack D. McCarthy..........   3/30/98    6,666         0.13%           31.5625      03/30/08           71,726
                             7/25/98    6,667         0.13%           34.3750      07/25/08           78,204
                            11/19/98    6,667         0.13%           30.0000      11/19/08           69,270
                                       ------         -----                                         --------
                                       20,000         0.39%                                          219,200
Brian E. O'Neill..........   3/30/98    6,666         0.13%           31.5625      03/30/08           71,726
                             7/25/98    6,667         0.13%           34.3750      07/25/08           78,204
                            11/19/98    6,667         0.13%           30.0000      11/19/08           69,270
                                       ------         -----                                         --------
                                       20,000         0.39%                                         $219,200

---------------

(1) Options granted in March 1998 will vest on January 20, 2003, subject to an accelerated vesting provision as discussed in the Compensation Committee Report on Executive Compensation included herein, and options granted in July and November 1998 vested in March 1999 pursuant to such accelerated vesting. The Company granted these options under its 1996 Stock Plan.

(2) The grant date present value is determined using the Black-Scholes option pricing model. The present value, as of the date of grant, calculated using the Black-Scholes model, is based on assumptions about future stock price volatility and dividend yield. The model does not take into account that the stock options are subject to vesting restrictions and that executives cannot sell their options. The calculations assume an expected volatility of 25 percent "weighted-average", a risk-free rate of return of 5.3 percent "weighted-average", a dividend yield of 2 percent and an exercise date at the end of the contractual term in 2008. The actual value, if any, that may be realized by an executive will depend on the market price of the Company's Common Stock on the date of exercise. The dollar amounts shown are not intended to forecast possible future appreciation in the Company's stock price.

(3) As part of a separation agreement with the Company, Mr. Cropper's 1998 stock option grants will continue to vest for five years for the March grant and three years for the July and November grants and are exercisable for five years from his separation date of December 31, 1998.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table provides certain information on stock option exercises in 1998 by the named executive officers and the value of such officers' unexercised options at December 31, 1998.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                         VALUE OF UNEXERCISED
                                                           NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                              SHARES                    OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
                             ACQUIRED        VALUE      ---------------------------   ---------------------------
           NAME             ON EXERCISE    REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------  -----------   -----------   -----------   -------------   -----------   -------------
Keith E. Bailey...........    785,404     $14,470,445     250,002        50,000       $2,855,234       $19,792
John C. Bumgarner, Jr.....    232,074     $ 2,189,225      40,000        20,000       $  273,330       $ 7,917
Stephen L. Cropper........    134,334     $ 2,573,098     294,606        23,333       $4,979,802       $ 3,958
Howard E. Janzen..........     52,194     $ 1,160,176     214,812        30,000       $3,214,637       $11,875
Jack D. McCarthy..........          0     $         0      40,000        20,000       $  273,330       $ 7,917
Brian E. O'Neill..........          0     $         0     294,404        20,000       $5,537,110       $ 7,917

---------------

(1) Based on the closing price of the Company's Common Stock reported in the table entitled "New York Stock Exchange Composite Transactions" contained in The Wall Street Journal for December 31, 1998 ($31.1875), less the exercise price. The values shown reflect the value of options accumulated over periods of up to ten years. Such values had not been realized at that date and may not be realized. In the event the options are exercised, their value will depend upon the value of the Company's Common Stock on the date of exercise.

RETIREMENT PLAN

     The Company's pension plan is a noncontributory, tax-qualified defined benefit plan subject to the Employee Retirement Income Security Act of 1974. The pension plan generally includes salaried employees of the Company who have completed one year of service. Except as noted below, executive officers of the Company participate in the pension plan on the same terms as other full-time employees.

     Effective April 1, 1998, the Company converted its pension plan from a final average pay plan to a cash balance pension plan. Each participant's accrued benefit as of that date was converted to a beginning account balance. Account balances are credited with an annual Company contribution and quarterly interest allocations. Each year the Company allocates to an employee's pension account an amount equal to a percentage of eligible compensation. Such percentage is based upon the employee's age according to the following table:

                                PERCENTAGE OF             PERCENTAGE OF ELIGIBLE PAY GREATER
AGE                            ALL ELIGIBLE PAY           THAN THE SOCIAL SECURITY WAGE BASE
---                            ----------------           ----------------------------------
<30..........................        4.5%            +                    1%
30-39........................          6%            +                    2%
40-49........................          8%            +                    3%
50+..........................         10%            +                    5%

     For employees, including the executive officers named in the Summary Compensation Table, who were active employees and plan participants on March 31, 1998, and April 1, 1998, the percentage of all eligible pay is increased by an amount equal to the sum of 0.3 percent multiplied by the participant's total years of service prior to March 31, 1998. Interest is credited to account balances quarterly at a rate determined annually in accordance with the terms of the plan. The normal retirement benefit is a monthly annuity based on an individual's account balance as of benefit commencement. The plan defines eligible compensation to include salary and bonuses. Normal retirement age is
65. Early retirement may begin as early as age 55. At retirement, employees are entitled to receive a single-life annuity or one of several optional forms of payment having an equivalent actuarial value to the single-life annuity.

     Participants who were age 50 or older as of March 31, 1998, were grandfathered under a transitional provision that gives them the greater of the benefit payable under the cash balance formula or the final average pay formula based on all years of service and compensation. Mr. Bailey, Mr. O'Neill, Mr. Bumgarner, and Mr. McCarthy are covered under this grandfather provision.

     The Internal Revenue Code of 1986, as amended, currently limits the pension benefits that can be paid from a tax-qualified defined benefit plan, such as the pension plan, to highly compensated individuals. These limits prevent such individuals from receiving the full pension benefit based on the same formula as is applicable to other employees. As a result, the Company has adopted an unfunded supplemental retirement plan to provide a supplemental retirement benefit equal to the amount of such reduction to every employee, including the executive officers named in the Summary Compensation Table, whose benefit payable under the pension plan is reduced by Internal Revenue Code limitations.

     Total estimated annual benefits payable at normal retirement age under the cash balance formula from both the tax qualified and the supplemental retirement plans are as follows:

Keith E. Bailey.............................................  $689,364
John C. Bumgarner, Jr.......................................   267,149
Stephen L. Cropper*.........................................   176,309
Howard E. Janzen............................................   504,840
Jack D. McCarthy............................................   175,041
Brian E. O'Neill............................................    84,346

---------------

* Mr. Cropper terminated his employment with the Company as of December 31, 1998. Mr. Cropper's projected cash balance includes an estimated 1998 allocation and interest to age 65.

     The following schedule illustrates projected annual retirement benefits under the final average pay formula, payable from both the tax qualified and the supplemental retirement plans based on various levels of final average annual compensation and years of service. The benefits are not subject to deduction for any offset amounts:

                               PENSION PLAN TABLE

                                                    YEARS OF SERVICE
                                 ------------------------------------------------------
REMUNERATION                        15         20         25         30          35
------------                     --------   --------   --------   --------   ----------
$ 400,000......................  $109,022   $145,363   $181,703   $218,044   $  254,385
   600,000.....................   164,522    219,363    274,203    329,044      383,885
   800,000.....................   220,022    293,363    366,703    440,044      513,385
 1,000,000.....................   275,522    367,363    459,203    551,044      642,885
 1,200,000.....................   331,022    441,363    551,703    662,044      772,385
 1,400,000.....................   386,522    515,363    644,203    773,044      901,885
 1,600,000.....................   442,022    589,363    736,703    884,044    1,031,385
 1,800,000.....................   497,522    663,363    829,203    995,044    1,160,885

     As of December 31, 1998, the years of credited service under the pension plan for the executive officers named in the Summary Compensation Table, who are grandfathered under the final average pay formula, were: Mr. Bailey, 25; Mr. O'Neill, 24; Mr. Bumgarner, 22; Mr. McCarthy, 12.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL SEVERANCE PLAN

     As authorized by the Board of Directors, the Company previously had separate employment agreements with certain of the executive officers named in the Summary Compensation Table and certain other individuals. In 1998, the Company and all but one of the executive officers entered into agreements to terminate these employment agreements. The agreement with the remaining executive is for a term of thirty months, renewing monthly on an "evergreen" basis unless terminated under various termination options.

     The agreement provides that if the Company terminates the agreement, other than for cause, as defined, for disability, as defined, or on less than thirty-months' notice or the executive terminates the agreement for breach by the Company, including good reason, as defined, then, subject to the duty to mitigate, the executive shall be entitled to receive damages for breach of the agreement, consisting of (i) a cash payment equal to the executive's compensation, including incentive compensation, that would have been paid during the thirty-month notice period, assuming certain increases; (ii) an increase in the executive's retirement benefits based upon an additional five years of age and credited service; (iii) continuation of the executive's participation in insurance and other fringe benefit plans of the Company, or the provision of equivalent benefits, for a period of five years; and (iv) payment of an amount equal to nonvested contributions to certain other benefit plans of the Company. The Company does not believe that any of such payments would constitute "parachute payments" as defined in Section 280G of the Code and, therefore, would not be subject to the excise tax imposed under the Code. However, in the event the payments are determined to be subject to such tax, the agreement provides that the Company will pay an additional cash amount sufficient to pay such tax.

     The Company has established The Williams Companies, Inc. Change in Control Severance Plan, which covers certain employees of the Company, including the executive officers named in the Summary Compensation Table who do not have an employment agreement. The plan provides severance benefits if, within two years following a change in control of the Company, a participant's employment is terminated (i) involuntarily other than for cause, death, disability, or the sale of a business, or (ii) voluntarily for good reason. The severance benefit is a lump sum payment equal to the product of one week of base salary multiplied by a participant's years of service. However, if the participant signs a waiver and release, the severance benefit is equal to the greater of (i) the product of two weeks of base salary multiplied by a participant's years of service, or (ii) one hundred fifty percent of the participant's annual base salary. If necessary, a participant is also entitled to receive a corresponding gross-up payment sufficient to compensate for the amount of any excise tax imposed by Internal Revenue Code Section 4999, and for any taxes imposed on such additional payment. Amounts payable under the plan are in lieu of any payments that may otherwise be payable under any other severance plan or program.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is composed of independent outside directors. The Committee is responsible for overseeing and administering the Company's executive compensation program.

COMPENSATION POLICY

     The executive compensation program of the Company is designed to serve the interests of the Company and its stockholders by aligning executive compensation with stockholder objectives and to encourage and reward management initiatives and performance. Specifically, the executive compensation program seeks to:

          (i) implement compensation practices that allow the Company to attract and retain qualified executives and maintain a competitive position in the executive marketplace with employers of comparable size and in similar lines of business;

          (ii) enhance the compensation potential of executives who are in the best position to contribute to the growth and success of the Company by providing flexibility to compensate individual performance; and

          (iii) directly align the interests of executives with the interests of stockholders through compensation opportunities in the form of ownership of Common Stock or Common Stock equivalents.

     These objectives are met through a program comprised of base salary; annual cash bonus and deferred stock opportunities directly tied to individual performance as well as consolidated and operating company performance; and long-term incentive opportunities primarily in the form of stock options and the selective use of deferred and restricted stock. Compensation decisions with respect to those executives named in the Summary Compensation Table are made by the Committee.

COMPENSATION PROGRAM

     Base Salary. Base salary ranges for the Company's executive officers, including those named in the Summary Compensation Table, were targeted at the 50th percentile of salary survey results. For this purpose, the Company uses compensation survey information relevant to companies of similar size and to companies in similar industries supplied by nationally known compensation consulting firms. Other information concerning overall compensation levels and forms, such as total cash compensation and stock option award information is also used by the Committee in making compensation decisions.

     The Committee considers base salary adjustments for each of the Company's executive officers annually. The Committee also approves annually a merit increase budget for all officers. For 1998, the merit increase budget approved for executive employees was 4.0 percent. This target was arrived at after a review of survey data indicating that estimated 1998 base salary increases for executives would range from 4.0 to 4.5 percent. Within this framework, base salary increases for the Company's executive officers ranged from 0 to 4 percent, excluding adjustment increases. The average 1998 merit increase for such officers was 3.4 percent. Specific increases for individual executive officers involve consideration of certain subjective factors, principally the performance of such executive over the prior compensation period.

     Cash Bonus and Deferred Stock. The bonus arrangement for Mr. Bailey is discussed elsewhere herein. The other executive officers of the Company, including those named in the Summary Compensation Table, are eligible each year for cash and deferred stock bonuses. Each executive officer has a maximum target opportunity that is a percentage of base salary that can be earned if stretch performance targets are met. The target opportunity percentages vary by level of management. The percentages of base salary used for this purpose range from 20 percent for manager level participants to 100 percent for executive officers. Maximum bonus targets are set as a percentage of base salary such that the combined base salary and maximum bonus approximate the 75th percentile of total annual compensation (base salary plus annual bonus) relative to survey data on comparably sized companies and companies in similar industries, when stretch performance is achieved. The four components of the award formula are personal performance, performance to plan, performance to peers and shareholder return. Awards are earned based on the extent to which preestablished performance targets are achieved. Each component is weighted, with the sum of the weights for the four components totaling one. The components are weighted differently for each level of management depending on the Committee's subjective judgment as to the particular level of management's ability to influence performance for a given award component. An executive officer's award for a given year is the sum of the product of (i) the percentage actual performance bears to targeted performance (the "performance factor"); (ii) the applicable weight of the component; (iii) the target opportunity percentage; and (iv) the participant's base salary, for each of the four components.

     The performance targets for the performance to plan and performance to peers components are set by the Committee at threshold, plan and stretch levels at the beginning of each year. The plan level represents a targeted level of performance for the plan year as submitted by the respective business units and as approved by the Committee in January of the plan year. Threshold and stretch levels represent the Committee's subjective assessment of performance below which there should be no bonus (the threshold target) and performance at which the full bonus potential should be paid (the stretch target). If performance is at plan, the performance factor used to calculate the award is normally 50 percent. Performance above or below plan results in awards representing a linear increase/decrease from plan to stretch and from plan to threshold depending upon where actual performance falls. Where results exceed stretch, the performance factor applied is within the sole discretion of the Committee, although, except in unusual circumstances, the performance factor may not exceed 100 percent of the award potential. Except in unusual circumstances, there are no awards for performance below threshold.

     The personal performance assessment for each executive officer is based on a subjective analysis of the individual's performance with consideration given to such factors as significant business decisions, innovative achievements and timely completion of projects within budgeted ranges, among other things. The performance to plan performance factor for 1998 was tied to net income attributable to Common Stock for the Company's executives and operating profit and/or revenue of the individual operating companies for executives in these units. The performance to peers performance factor was tied to consolidated return on equity for the Company's executives and either return on equity, return on assets, revenue, operating profit or consolidated return on equity of the individual operating companies for executives in these units. Shareholder return performance was tied to stock price performance and dividends. The Committee retains the discretion to adjust reported performance to allow for extraordinary, nonrecurring factors.

     Once the award is determined for each executive officer as described above, 70 percent of the award is paid in cash and 30 percent is deferred and paid in stock. The 30 percent mandatory deferred portion vests approximately three years from the award date. Deferred stock is normally forfeited if the executive terminates employment for any reason other than retirement, disability or death prior to the end of the deferral period. Executive officers also have the option to defer all or a portion of the cash award. Participants who elect to defer all or a portion of the cash award may elect to defer for up to five years from the award date. Deferred stock cannot be sold or otherwise disposed of until the applicable deferral period lapses. Dividend equivalents are paid on deferred stock. The value of the deferred award is at risk during the deferral period since the value is tied to the stock price.

     Long-term Compensation. The Company's 1996 Stock Plan, approved by the stockholders in 1996, permits the Committee to grant different types of stock-based awards, including deferred stock awards discussed above. The 1996 Stock Plan also provides for stock option awards giving executives the right to purchase Common Stock over a ten-year period at the market value per share of the Company's Common Stock, as defined by the 1996 Stock Plan, as of the date the option is granted. Stock option awards made in March 1998 will cliff vest on January 20, 2003. These shares have an accelerated vesting feature which provides that if the average stock price, for five out of 10 consecutive business days, reaches a level that is 1.61 times the average stock price on the first business day of the award year, the options vest immediately. (This acceleration feature is the equivalent of a 10 percent increase in stock price compounded for five years.) The stock option awards granted in July and November will cliff vest on January 20, 2001. These shares have a similar accelerated vesting feature which provides that if the average stock price, for five out of 10 consecutive business days, reaches a level that is 1.33 times the average stock price on the first business day of the award year, the options vest immediately. (This acceleration feature is the equivalent of a 10 percent increase in stock price compounded for three years.) The Committee's objective with respect to stock option awards is to provide a long-term component to overall compensation that aligns the interests of executives with the interests of stockholders through stock ownership. Compensation opportunities in the form of stock options serve this purpose.

     The Committee has established stock option award targets for each level of management participating in the stock option program. The target levels for annual stock option grants have been established based on competitive market practices and range from 50,000 shares for the Chairman, President and Chief Executive Officer to 1,500 shares for manager-level employees. In making decisions on stock option awards, the Committee has available to it information on previous stock option awards granted to its executive officers. Stock option awards are not tied to preestablished performance targets.

     The 1996 Stock Plan also provides for the issuance of restricted and deferred stock, which is not distributed to the executive until the applicable restriction period lapses. Restricted and deferred stock is normally forfeited if the executive terminates employment for any reason other than retirement, disability or death prior to the lapsing of applicable restrictions. The Committee uses restricted and deferred stock awards primarily to provide, on a selective basis, a vehicle for tying an element of compensation to the executive's willingness to remain with the Company in a way that aligns the executive's interests with those of the other stockholders.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The full Board meets in executive session in November of each year to review Mr. Bailey's performance. The session is conducted without Mr. Bailey present, and the meeting is chaired by the Chairman of the Compensation Committee. The results of this performance review, which are shared with Mr. Bailey, are used by the Compensation Committee in making its review of Mr. Bailey's performance for compensation purposes.

     At Mr. Bailey's request, the Committee did not change Mr. Bailey's base salary in 1998. Mr. Bailey's 1998 base salary is at the low end of survey data for similar size companies.

     As previously mentioned, a special incentive compensation program has been designed for Mr. Bailey. As a result, Mr. Bailey does not participate in the cash bonus and deferred stock programs applicable to other executive officers previously described. In order to weight Mr. Bailey's base compensation more heavily in the form of stock, the incentive compensation program approved for him pays out entirely in restricted stock to the extent earned. The maximum award potential under the program is equal to 100 percent of base salary. The award earned in 1998 and paid in January 1999 was 14,742 shares of restricted stock. This award represents two-thirds of the award potential based on the level of targeted earnings and stock performance achieved and a subjective evaluation of Mr. Bailey's performance. The restricted stock awarded to Mr. Bailey vests in 2002. The restricted stock is forfeited to the extent Mr. Bailey terminates employment prior to the lapse of the restriction period whether due to resignation, voluntary retirement without prior Board consent or termination for cause. The Committee also awarded Mr. Bailey a cash bonus of $300,000 to supplement his base salary, which is significantly below the market median. Under Mr. Bailey's leadership and direction, the Company continued to grow both its energy and communications businesses and introduced performance initiatives designed to increase efficiency of operations and increase responsiveness to customer needs. Also in 1998, the Company's Common Stock appreciated in value approximately 12 percent.

     A stock option grant of 50,000 shares was also approved for Mr. Bailey in 1998. This award represents 100 percent of the target for stock option awards previously established by the Committee for the Chairman, President and Chief Executive Officer position. The specific award, relative to the target, was based on a subjective analysis of Mr. Bailey's performance.

OTHER MATTERS

     Section 162(m) of the Code places a $1 million per person limitation on the tax deduction the Company may take for compensation paid to its Chief Executive Officer and its four other highest paid executive officers, except compensation constituting performance-based compensation, as defined by the Code, is not subject to the $1 million limit. The Committee generally intends to grant awards under the 1996 Stock Plan consistent with the terms of Section 162(m) so that such awards will not be subject to the $1 million limit. In other respects, the Committee expects to take actions in the future that may be necessary to preserve the deductibility of executive compensation to the extent reasonably practicable and consistent with other objectives of the Company's compensation program. In doing so, the Committee may utilize alternatives such as deferring compensation to qualify compensation for deductibility and may rely on grandfathering provisions with respect to existing compensation commitments. The Committee believes that approximately $260,000 of Mr. Bailey's compensation, otherwise deductible for 1998, exceeded the deductibility limit.

                                            THE COMPENSATION COMMITTEE

                                            Thomas H. Cruikshank, Chairman
                                            Glenn A. Cox
                                            William E. Green
                                            Patricia L. Higgins
                                            W. R. Howell
                                            James C. Lewis
                                            Jack A. MacAllister
                                            Gordon R. Parker

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing the Company's cumulative total stockholder return on its Common Stock (assuming reinvestment of dividends) with the cumulative total return of the S&P Corporate-500 Stock Index and the S&P Natural Gas Index for the period of five fiscal years commencing January 1, 1994:
                                     GRAPH

                              1993       1994      1995      1996      1997      1998
                             ------     ------    ------    ------    ------    ------
The Williams Co., Inc.       100.00     106.22    191.33    252.15    391.99    437.81
S&P 500                      100.00     101.31    139.40    171.40    228.59    293.91
S&P Natural Gas              100.00     100.00    134.93    179.32    211.57    232.16

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number of shares of Common Stock of the Company and the percentage represented by such number of each person who is known to the Company to own beneficially 5 percent or more of the Company's Common Stock. The Company obtained certain information in the table from filings made with the Securities and Exchange Commission.

                                                               NUMBER OF
                                                               SHARES OF     PERCENT
NAME AND ADDRESS                                              COMMON STOCK   OF CLASS
----------------                                              ------------   --------
Barrow, Hanley, Mewhinney & Strauss, Inc.(1)................   27,890,631      6.5%
One McKinney Plaza
3232 McKinney Avenue, 15th Floor
Dallas, Texas 75204-2429
Capital Resource and Management Company(1)..................   24,116,810      5.6%
333 South Hope Street
Los Angeles, California 90071

---------------

(1) A filing with the Securities and Exchange Commission on February 12, 1999, indicates that Barrow, Hanley, Mewhinney & Strauss, Inc. is an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940.

(2) A filing with the Securities and Exchange Commission on February 8, 1999, indicates that Capital Research and Management Company, an investment adviser under Section 203 of the Investment Advisors Act of 1940, is deemed to be the beneficial owner of 24,116,810 shares of the Company's

    Common Stock as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940.

     The following table sets forth, as of March 15, 1999, the amount of the Company's Common Stock beneficially owned by each of its directors, each of the executive officers named in the Summary Compensation Table and by all directors and nominees and executive officers as a group.

                                                                        SHARES
                                                                      UNDERLYING
                                                    SHARES OF           OPTIONS
                                                  COMMON STOCK        EXERCISABLE                PERCENT
                                                 OWNED DIRECTLY         WITHIN                     OF
NAME OF INDIVIDUAL OR GROUP                    OR INDIRECTLY(1)(2)    60 DAYS(3)       TOTAL      CLASS
---------------------------                    -------------------   -------------   ---------   -------
Keith E. Bailey..............................       1,879,906            250,002     2,129,908       *
John C. Bumgarner, Jr. ......................         974,645             40,000     1,014,645       *
Glenn A. Cox.................................           8,250(4)          36,008        44,258       *
Stephen L. Cropper...........................         238,959            294,606       533,565       *
Thomas H. Cruikshank.........................           7,242             50,006        57,248       *
William E. Green.............................           1,997              4,000         5,997       *
Patricia L. Higgins..........................           3,954             27,382        31,336       *
W. R. Howell.................................           5,649              8,000        13,649       *
Howard E. Janzen.............................         225,677            180,004       405,681       *
Robert J. LaFortune..........................          47,737(4)          32,006        79,743       *
James C. Lewis...............................          74,724(4)           5,334        80,058       *
Jack A. MacAllister..........................          18,323             20,004        38,327       *
Frank T. MacInnis............................           4,358              2,667         7,025       *
Jack D. McCarthy.............................         210,217             40,000       250,217       *
Peter C. Meinig..............................          14,534(4)          30,008        44,542       *
Brian E. O'Neill.............................         123,293            294,404       417,697       *
Kay A. Orr...................................           5,719             44,006        49,725       *
Gordon R. Parker.............................          23,137             50,006        73,143       *
Joseph H. Williams...........................         557,422(4)          24,008       581,430       *
All directors and executive officers as a
  group (23 persons).........................       4,859,665          1,869,297     6,728,962     2.0%

---------------

 *  Less than 1 percent.

(1) Includes shares held under the terms of incentive and investment plans as follows: Mr. Bailey, 597,332, including 174,782 over which he has sole voting and investment power; Mr. Bumgarner, 390,835, including 220,739 over which he has sole voting and investment power; Mr. Janzen, 142,594, including 57,855 over which he has sole voting and investment power; and Mr. O'Neill, 62,527, including 12,677 over which he has sole voting and investment power.

(2) Includes shares held under the terms of compensation plans over which directors have no voting or investment power as follows: Thomas H. Cruikshank, 5,442; Patricia L. Higgins, 3,954; James C. Lewis, 5,052; Jack
    A. MacAllister, 3,278; Peter C. Meinig, 5,084; and Kay A. Orr, 2,879.

(3) The Securities and Exchange Commission deems a person to have beneficial ownership of all shares that that person has the right to acquire within 60 days. The shares indicated represent stock options granted under the Company's Stock Plans. Shares subject to option cannot be voted.

(4) Includes shares held in trust as follows: Mr. Cox, 8,250 shares; Mr. LaFortune, 43,194 shares; Mr. Lewis, 18,100 shares; Mr. Meinig, 6,450 shares; and Mr. Williams, 24,600 shares. Each individual has voting and investment power over such shares.

     No director or officer of the Company owns beneficially any securities of the Company's subsidiaries other than directors' qualifying shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                           STOCK OPTION LOAN PROGRAM
         1996 STOCK PLAN AND 1996 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

     The stock option loan programs for the 1996 Stock Plan and the 1996 Stock Plan for Non-Employee Directors provide that loans using stock certificates as collateral may be either for a three- or five-year term. Interest payments are due annually during the term of the loan and interest rates are based on the minimum applicable federal rates required to avoid imputed income. The principal amount is due at the end of the loan term, provided, however, that a participant may request, prior to the end of a loan term, a new loan which may be granted at the discretion of the company. Participants who leave the company during the loan period are required to pay the loan balance and any accrued interest within 30 days of termination.

         1996 STOCK PLAN AND 1996 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

                                                       TOTAL          LARGEST
                                                     INTEREST          AMOUNT             AMOUNT
                                       INTEREST      OVER TERM       DUE DURING        OUTSTANDING
NAME                                     RATE         OF LOAN           1998             3/26/99
----                                   --------    -------------   --------------     --------------
Keith E. Bailey......................   6.28%      $   50,641.92   $   171,408.39     $   163,638.66
Keith E. Bailey......................   6.58%      $   71,656.20   $   232,131.21     $   221,137.41
Keith E. Bailey......................   6.42%      $   67,585.89   $   266,050.00     $   253,737.67
Keith E. Bailey......................   6.80%      $  191,433.87   $   601,327.51     $   571,956.88
Keith E. Bailey......................   5.68%      $  406,609.84   $ 1,472,720.00     $ 1,450,662.80
Keith E. Bailey......................   5.57%      $1,026,811.18   $ 3,770,204.37     $ 3,734,758.29
Keith E. Bailey......................   5.47%      $1,649,718.42   $ 6,143,571.06     $ 6,109,696.70
          Total......................              $3,464,457.32   $12,657,412.54     $12,505,588.41
Gary R. Belitz.......................   5.70%      $   56,325.48   $   347,443.79     $   333,761.10
Gary R. Belitz.......................   4.47%      $   25,296.52   $   189,609.48     $   190,602.86
Gary R. Belitz.......................   4.67%      $   14,785.44   $            0     $   172,441.95
          Total......................              $   96,407.44   $   537,053.27     $   696,805.91
John C. Bumgarner, Jr. ..............   5.91%      $  203,927.62   $ 1,218,159.86     $ 1,166,014.00
John C. Bumgarner, Jr. ..............   5.42%      $  559,102.89   $ 3,500,299.27     $ 3,481,917.80
          Total......................              $  763,030.51   $ 4,718,459.13     $ 4,647,931.80
Stephen L. Cropper...................   5.57%      $  465,564.11   $ 1,703,827.48     $            0
          Total......................              $  465,564.11   $ 1,703,827.48     $            0
James R. Herbster....................   6.74%      $   17,864.37   $    56,582.87     $    53,842.04
James R. Herbster....................   6.49%      $  119,416.00   $   391,883.22     $   373,561.85
James R. Herbster....................   5.93%      $   77,115.43   $   274,453.74     $   263,677.46
          Total......................              $  214,395.80   $   722,919.83     $   691,081.35
Howard E. Janzen.....................   5.70%      $   80,997.64   $   489,974.28     $   479,957.89
Howard E. Janzen.....................   5.69%      $   87,092.51   $   320,823.16     $   310,181.16
Howard E. Janzen.....................   5.77%      $   38,864.87   $   139,207.01     $   136,523.74
Howard E. Janzen.....................   4.71%      $  106,851.10   $            0     $   456,706.17
          Total......................              $  313,806.12   $   950,004.45     $ 1,383,368.96
James C. Lewis.......................   6.02%      $   35,661.18   $   992,377.98     $            0
James C. Lewis.......................   5.57%      $  185,868.67   $   681,548.58     $            0
          Total......................              $  221,529.85   $   992,377.98(1)  $            0
Jack D. McCarthy.....................   6.23%      $  321,312.50   $ 1,095,763.30     $ 1,046,466.04
Jack D. McCarthy.....................   6.42%      $  265,031.98   $   878,651.17     $   837,988.75
Jack D. McCarthy.....................   5.59%      $  158,676.74   $   696,532.02     $   675,593.72
Jack D. McCarthy.....................   4.83%      $  301,392.00   $            0     $ 1,249,156.02
          Total......................              $1,046,413.21   $ 2,670,946.49     $ 3,809,204.53

                                                       TOTAL          LARGEST
                                                     INTEREST          AMOUNT             AMOUNT
                                       INTEREST      OVER TERM       DUE DURING        OUTSTANDING
NAME                                     RATE         OF LOAN           1998             3/26/99
----                                   --------    -------------   --------------     --------------
William von Glahn....................   5.83%      $   73,234.13   $   443,131.32     $   424,404.83
William von Glahn....................   5.91%      $    6,240.96   $    37,280.31     $    35,684.46
William von Glahn....................   6.23%      $   23,624.16   $   134,274.72     $   128,233.84
William von Glahn....................   5.54%      $   57,553.07   $   363,159.38     $   350,755.59
William von Glahn....................   5.59%      $   40,712.08   $   188,969.29     $   183,315.68
William von Glahn....................   5.39%      $   11,985.14   $   103,834.04     $   100,834.00
William von Glahn....................   5.48%      $   76,281.60   $   474,170.89     $   469,921.40
William von Glahn....................   5.57%      $   55,608.44   $   203,845.60     $   202,594.25
William von Glahn....................   5.54%      $  113,547.84   $   417,448.38     $   415,208.53
          Total......................              $  458,787.41   $ 2,366,113.93     $ 2,310,952.58
Grand Total..........................              $7,044,391.77   $27,319,115.10     $26,044,933.54

---------------

(1) The $992,377.98 loan was paid in full prior to making the $681,548.58 loan, therefore the largest amount due during 1998 is $992,377.98 and not the sum of the two loans.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

     Upon the recommendation of the Audit Committee, the Board of Directors has appointed, subject to stockholder approval, the firm of Ernst & Young LLP, independent public accountants, as the independent auditor of the Company for calendar year 1999. The firm of Ernst & Young LLP and its predecessor has served the Company in this capacity for many years. Management recommends a vote "FOR" the ratification of Ernst & Young LLP as auditors for 1999.

     A representative of Ernst & Young LLP will be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions. Although the audit firm has indicated that no statement will be made, an opportunity for a statement will be provided.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and persons who beneficially own more than 10 percent of the Company's stock to file certain reports with the SEC and the New York Stock Exchange concerning their beneficial ownership of the Company's equity securities. The SEC regulations also require that a copy of all such
Section 16(a) forms filed must be furnished to the Company by the executive officers, directors, and greater than 10 percent stockholders. Based on a review of the copies of such forms and amendments thereto received by the Company with respect to 1998, the Company is not aware of any late filings.

STOCKHOLDER PROPOSALS FOR 2000

     In order for a stockholder proposal to be considered for inclusion in the Company's 2000 Proxy Statement, such proposal must be received by the Company no later than December 1, 1999. The proposal should be addressed to the Secretary, The Williams Companies, Inc., One Williams Center, Tulsa, Oklahoma 74172. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement in accordance with applicable law. It is suggested that such proposals be sent by certified mail, return receipt requested.

GENERAL

     The Company knows of no matters to be presented at the meeting other than those included in the Notice. Should any other matter requiring a vote of stockholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in what they consider the best interests of the Company. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the meeting.

     It is important that your stock be represented at the meeting regardless of the number of shares you hold. Whether or not you plan to attend, please sign, date and return the enclosed proxy promptly. For your convenience, a return envelope is enclosed requiring no additional postage if mailed within the United States.

                                            By Order of the Board of Directors

                                            Shawna L. Gehres
                                            Secretary

Tulsa, Oklahoma
March 29, 1999

                               THE WILLIAMS COMPANIES, INC.

                    PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
             THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 20, 1999
P
R                 The undersigned stockholder of The Williams Companies,
O        Inc., hereby appoints KEITH E. BAILEY, JACK D. McCARTHY and WILLIAM G.
X        VON GLAHN, jointly and severally with full power of substitution,
Y as proxies to represent and to vote all of the shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of The Williams Companies, Inc. to be held on the 20th day of May 1999 and at any and all adjournments thereof, on all matters coming before said meeting.

         Election of Directors. Nominees:         (change of address/comments)
         Jack A. MacAllister                      ______________________________
         Frank T. Macinnis                        ______________________________
         Peter C. Meinig                          ______________________________
                                                  ______________________________
                                                  (If you have written in the
                                                  above space, please mark the
                                                  corresponding box on the
                                                  reverse side of this card.)

         YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THIS CARD.

                                                                    -----------
                                                                    SEE REVERSE
                                                                        SIDE
                                                                    -----------

                                 o FOLD AND DETACH HERE o

Command Financial Press Corp.--New York (212)274-0070 Rev 1.0 3/22/99
                                                                  14042 Proxy, 2
Williams Companies--Proxy Card (First Chicago/Regular)--1296

------------------------------------------------------------------------------------------------------------------------------------
    PLEASE MARK YOUR                                                                                                           1296
    VOTES AS IN
[X] THIS EXAMPLE.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED
FOR PROPOSAL 1 AND 2.
------------------------------------------------------------------------------------------------------------------------------------
                        FOR               WITHHELD                                FOR AGAINST ABSTAIN
1. ELECTION OF                                    2. Ratification of Ernst &
   DIRECTORS.           [ ]                 [ ]      Young LLP as auditors        [ ]   [ ]     [ ]
   (See Reverse)                                     for 1999.


3. In the discretion of one or more of said proxies upon any other business as may properly come before the Meeting or any adjournments thereof.

For, except vote withheld from the following nominee(s):

---------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------


                                                                                                             Change of address.  [ ]
                                                                                                             see reverse side.


                                                                                         The signer hereby revokes all proxies
SIGNATURE(S)                                                    DATE                      heretofore given by the signer to vote at
            -------------------------------------------------        ------------------- said meeting or any adjournments thereof.

NOTE:  Please sign exactly as name appears hereon.  Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
------------------------------------------------------------------------------------------------------------------------------------
                                                      o FOLD AND DETACH HERE o